Consent of Independent Auditors

To the Board of Directors
Bethel Bancorp:


We consent to incorporation by reference in the registration statement
(No. 33-32095), (No. 33-58538), (No.33-32096) and (No. 33-87976) on Form S-8
of Bethel Bancorp of our report dated August 11, 1995, relating to the consolidated statements of financial condition of Bethel Bancorp and subsidiaries as of June 30, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year ended June 30, 1995, which report appears in the June 30, 1995 annual report on Form 10-K of Bethel Bancorp.


Portland, Maine                                    /s/  Baker Newman & Noyes
                                                   __________________________
September 26, 1995                                  Limited Liability Company